Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
New Concept Energy Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2010 Results
Dallas (April 1. 2011) — New Concept Energy, Inc. (AMEX:GBR), ( the Company” or “NCE”) a Dallas-based oil and gas company, today reported a net loss for the twelve months ended December 31, 2010 of $11,000 or $(0.01) per share, compared to net loss of $2.2 million or $1.14 per share for the twelve months ended December 31, 2009. Net income for the three months ended December 31 2010 was $116,000 as compared to a net loss of $2.2 million for the three months ended December 31, 2009.
The loss in 2009 is primarily attributed to a non-cash charge to operations of $1.7 million to impairment of the Company’s oil and gas reserves.
Revenues and Operating Expenses: Total revenues for 2010 totaled $4.2 million compared to $4.1 million in 2009. The primary reason for the increase is higher occupancy in our retirement facility. Operating expenses totaled $4.3 million for 2010 compared to $6.8 million for 2009. In 2010, oil and gas operating costs totaled $1.3 million compared to $1.5 million in 2009 due to the cost reductions and efficiency in well production. Also in 2010, the Company recorded accretion of discount related to its asset retirement obligation of $123,000. Real estate operating expenses remained relatively constant. Corporate general and administrative expenses decreased from $1.2 million to $731,000, due primarily to the write-down of receivables of approximately $200,000 and the accrual of $200,000 in interest and penalties on unpaid taxes in 2009 that were one time in nature and did not reoccur in 2010.
Interest Income & Expense: Interest income decreased approximately $77,000 from 2009 to 2010 due to the reduction of the principle during 2010. Interest expense remained relatively unchanged from 2009 to 2010.
Other Income & Expense: Other income expense changed from $68,000 in income for 2009 to a $340,000 expense in 2010. The company had a write-off of $350,000 for an attempted acquisition that did not occur.

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,	December 31,
	2010	2009
Assets

Current assets
Cash and cash equivalents	$59	$155
Accounts receivable from oil and gas sales	223	203
Other current assets	101	555

Total current assets	383	913

Note and interest receivable — related party	10,361	11,206

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	11,789	11,384

Property and equipment, net of depreciation
Land, buildings and equipment — oil and gas operations	1,308	1,337
Other	156	149

Total property and equipment	1,464	1,486

Other assets	70	132

Total assets	$24,067	$25,121

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — CONTINUED
(amounts in thousands, except share amounts)

	December 31,	December 31,
	2010	2009
Liabilities and stockholders’ equity

Current liabilities
Accounts payable — trade	$83	$154
Accrued expenses (including $690 and $798 to related parties in 2010 and 2009)	156	1,903

Total current liabilities	239	2,057

Long-term debt
Notes payable	1,308	1,198
Payable — related parties	953	808
Asset retirement obligation	2,573	2,450
Other long-term liabilities	723	326

Total liabilities	5,796	6,839

Stockholders’ equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at December 31, 2010 and 2009	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,588)	(40,577)

	18,271	18,282

Total liabilities & equity	$24,067	$25,121

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share data)

	Year Ended December 31,
	2010	2009	2008
Revenue
Oil and gas operations, net of royalties	$1,248	$1,206	$672
Real estate operations	2,965	2,892	2,888

	4,213	4,098	3,560

Operating expenses
Oil and gas operations	1,292	1,498	494
Real estate operations	1,225	1,217	1,158
Lease expense	886	958	954
Corporate general and administrative	731	1,342	1,096
Accretion of asset retirement obligation	123	117	—
Impariment of natural gas and oil properties	—	1,695	—

	4,257	6,827	3,702

Operating earnings (loss)	(44)	(2,729)	(142)

Other income (expense)
Interest income	497	574	785
Interest expense	(124)	(123)	(270)
Gain on sale of assets, net	—	—	16,432
Other income (expense), net	(340)	68	464

	33	519	17,411

Earnings from continuing operations	(11)	(2,210)	17,269
Income tax expense	—	—	—
Provision for income taxes	—	—	(1,774)

Net income (loss) applicable to common shares	$(11)	$(2,210)	$15,495

Net income (loss) per common share-basic and diluted	$(0.01)	$(1.14)	$8.92

Weighted average common and equivalent shares outstanding — basic	1,947	1,947	1,737
Contacts
New Concepts Energy, Inc.
Investor Relations, 800-400-6407
investor.relations@primeasset.com